Exhibit 5




                     [Letterhead of William J. Calise, Jr.]

December 23, 1999


Rockwell International Corporation
777 East Wisconsin Avenue
Suite 1400
Milwaukee, WI 53202

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Rockwell International Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 272,255 shares of Common Stock, par value $1 per share, of the Company (the "Common Shares") that may be issued in accordance with the Directors Stock Plan of Rockwell International Corporation (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered in accordance with the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.


Very truly yours,

/s/  William J. Calise, Jr.

     William J. Calise, Jr.